VERIDIUM APPOINTS JAMES GREEN AS ITS NEW CEO

Paterson, New Jersey, February 3, 2004 - Veridium Corporation ("Veridium") (OTCBB: VRDM), an environmental services provider that specializes in the recycling and reuse of industrial wastes, today announced the resignation of Kevin Kreisler as the Company's Chief Executive Officer. James Green will succeed Mr. Kreisler as the Company's Chief Executive Officer effective February 1, 2005. Mr. Kreisler will continue to actively assist with the growth and development of the Company will retain his position as Chairman of the Company's Board of Directors.

Currently the Company's President and acting Chief Financial Officer, Green is a seasoned veteran of the environmental services industry. He was recently the vice president and an owner of the former environmental services division of R.M. Jones & Co., Inc., prior to its acquisition by the Company in 2003. He was formerly employed as the Chief Operations Officer for Heritage Environmental Services, and as Vice President for Laidlaw, Inc., where he was responsible for what is now the chemical services division of Clean Harbors, with 24 operations in North America, over 1500 employees and $200 million in revenue. He has also served as President of North East Solvents, where he grew a $40 million company from sales of $4 million within four years before being acquired by Laidlaw, Inc. Mr. Green holds undergraduate and advanced degrees in biochemistry and medicinal chemistry.

"I am very excited to take on this role for Veridium," Green said. "Veridium was formed on the idea that recycling industrial waste can be cost-effective through the innovative use of technology. I agree with this idea but would add that it will only be through the provision of exceptional, safe, compliant and cost-effective services to our clients that we will bring Veridium's green technologies to market. We have a solid foundation and a great team in place and I am looking forward to building a strong and enduring company."

"This is an exciting time for us. Jim did an outstanding job as President under difficult circumstances as we recapitalized the company, restructured our balance sheet and integrated our various operations," said Kevin Kreisler, Veridium's chairman. "I am very pleased that we are now transferring responsibility to Jim, who, in our view, will provide the disciplined and visionary leadership necessary to ensure the growth and success of Veridium. We view this as the last step in our transition from an innovative growth-stage company into a company that can begin to actualize the positive benefits of recycling on a large scale."

About Veridium Corporation
Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state-of-the-art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a uniquely broad array of competitively priced industrial hazardous waste recycling services. Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe  Harbor  Statement
The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2003, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.


For more information, please contact:
Investor Relations
Veridium Corporation
Phone:   800-366-1426
Fax:     973-942-7527
Email:   investorrelations@veridium.com
Web:     www.veridium.com